PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Third Quarter 2024 Results
RANCHO CORDOVA, CA October 28, 2024 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), a holding company that operates through its wholly owned banking subsidiary, Five Star Bank (the “Bank”), today reported net income of $10.9 million for the three months ended September 30, 2024, as compared to $10.8 million for the three months ended June 30, 2024 and $11.0 million for the three months ended September 30, 2023.
Third Quarter Highlights
Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	September 30, 2024	June 30, 2024	September 30, 2023
Return on average assets (“ROAA”)	1.18%	1.23%	1.30%
Return on average equity (“ROAE”)	11.31%	11.72%	16.09%
Pre-tax income	$15,241	$15,152	$15,795
Pre-tax, pre-provision income(1)	17,991	17,152	16,845
Net income	10,941	10,782	11,045
Basic earnings per common share	$0.52	$0.51	$0.64
Diluted earnings per common share	0.52	0.51	0.64
Weighted average basic common shares outstanding	21,182,143	21,039,798	17,175,034
Weighted average diluted common shares outstanding	21,232,758	21,058,085	17,194,825
Shares outstanding at end of period	21,319,583	21,319,583	17,257,357
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
James E. Beckwith, President and Chief Executive Officer, commented on the financial results:
“We are pleased to have opened a full-service office in San Francisco’s Financial District on September 3rd, further demonstrating our commitment to serving clients and communities in the San Francisco Bay Area. The San Francisco Bay Area now has 24 employees contributing $189.0 million in deposits since the bank’s expansion there began in June 2023. Five Star Bank’s high-tech and high-touch, relationship-based and purpose-driven banking continues to earn the trust and respect of those we serve.
We are also pleased with strong third quarter results. Total loans held for investment increased by $194.3 million, or 5.95%, and total deposits increased by $250.3 million, or 7.95%, during the third quarter. Non-wholesale loans held for investment increased by $75.2 million, or 2.42%, and wholesale loans held for investment, which we define as purchased loans, increased by $119.1 million, or 76.91%, in each case during the third quarter of 2024. Non-wholesale deposits increased by $92.9 million, or 3.21%, and wholesale deposits, which we define as brokered deposits and public time deposits, increased by $157.4 million, or 62.35%, in each case during the third quarter of 2024. Short-term borrowings remained at zero as of June 30, 2024 and September 30, 2024. We attribute this growth to the continued demand for our differentiated customer experience and the strength of our team.
Although cost of funds increased 16 basis points to 2.72%, we were able to maintain net interest margin which decreased by only two basis points to 3.37% during the third quarter of 2024. Our efficiency ratio decreased to 43.37% compared to 44.07% for the second quarter of 2024, exhibiting our ability to preserve disciplined business practices and expense management as we expand our footprint. We are also pleased that, in addition to first and second quarter cash dividends in 2024, we declared a third quarter cash dividend of $0.20 per share, exemplifying our focus on shareholder value.
In addition to numerous awards received in the first half of 2024, Five Star Bancorp was included among the Piper Sandler Sm-All Stars Class of 2024 and was also ranked number five by Bank Director Magazine’s RankingBanking study of the 2024 Best U.S. Banks with assets less than $5 billion. Bank Director Magazine’s RankingBanking study also ranked Five Star Bancorp as number 18 among the 2024 Top 25 U.S. Banks. Furthermore, a member of the Company’s leadership was recognized with a Sacramento Business Journal 40 Under 40 Award.”
Financial highlights during the quarter included the following:
•The Company’s full-service office in San Francisco’s Financial District opened on September 3, 2024. The San Francisco Bay Area team increased from 19 to 24 employees who generated deposit balances totaling $189.0 million at September 30, 2024, an increase of $27.7 million from June 30, 2024.
•Cash and cash equivalents were $250.9 million, representing 7.38% of total deposits at September 30, 2024, as compared to 6.04% at June 30, 2024.
•Total deposits increased by $250.3 million, or 7.95%, during the three months ended September 30, 2024, due to increases in both non-wholesale and wholesale deposits, which the Company defines as brokered deposits and public time deposits. During the three months ended September 30, 2024, non-wholesale deposits increased by $92.9 million, or 3.21%, and wholesale deposits increased by $157.4 million.
•The Company had no short-term borrowings at September 30, 2024 and June 30, 2024.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 43.37% for the three months ended September 30, 2024, as compared to 44.07% for the three months ended June 30, 2024.
•For the three months ended September 30, 2024, net interest margin was 3.37%, as compared to 3.39% for the three months ended June 30, 2024 and 3.31% for the three months ended September 30, 2023. The effective Federal Funds rate decreased to 4.83% as of September 30, 2024 from 5.33% at June 30, 2024 and September 30, 2023.
•Other comprehensive income was $2.5 million during the three months ended September 30, 2024. Unrealized losses, net of tax effect, on available-for-sale securities were $9.7 million as of September 30, 2024. Total carrying value of held-to-maturity and available-for-sale securities represented 0.07% and 2.76% of total interest-earning assets, respectively, as of September 30, 2024.
•The Company’s common equity Tier 1 capital ratio was 10.93% and 11.27% as of September 30, 2024 and June 30, 2024, respectively. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.
•Loan and deposit growth in the three and twelve months ended September 30, 2024 was as follows:

(in thousands)	September 30, 2024	June 30, 2024	$ Change	% Change
Loans held for investment	$3,460,565	$3,266,291	$194,274	5.95%
Non-interest-bearing deposits	906,939	825,733	81,206	9.83%
Interest-bearing deposits	2,493,040	2,323,898	169,142	7.28%

(in thousands)	September 30, 2024	September 30, 2023	$ Change	% Change
Loans held for investment	$3,460,565	$3,009,930	$450,635	14.97%
Non-interest-bearing deposits	906,939	833,434	73,505	8.82%
Interest-bearing deposits	2,493,040	2,198,776	294,264	13.38%
•The ratio of nonperforming loans to loans held for investment at period end decreased to 0.05% at September 30, 2024 from 0.06% at June 30, 2024.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.20 per share during the three months ended September 30, 2024. The Company’s Board of Directors subsequently declared another cash dividend of $0.20 per share on October 17, 2024, which the Company expects to pay on November 12, 2024 to shareholders of record as of November 4, 2024.

Summary Results
Three months ended September 30, 2024, as compared to three months ended June 30, 2024
The Company’s net income was $10.9 million for the three months ended September 30, 2024, as compared to $10.8 million for the three months ended June 30, 2024. Net interest income increased by $1.3 million, primarily due to an increase in interest income driven by higher yields on new and repriced loans, partially offset by an increase in interest expense due to larger average deposit balances at higher rates, as compared to the three months ended June 30, 2024. The provision for credit losses increased by $0.8 million, relating to loan growth and net charge-offs of $0.8 million in the three months ended September 30, 2024, as compared to the three months ended June 30, 2024. Non-interest income decreased by $0.2 million, primarily due to a reduction in gains from loans sold during the three months ended September 30, 2024, as compared to the three months ended June 30, 2024. Non-interest expense increased by $0.3 million, primarily related to increases in: (i) salaries and employee benefits; and (ii) data processing and software, as compared to the three months ended June 30, 2024.
Three months ended September 30, 2024, as compared to three months ended September 30, 2023
The Company’s net income was $10.9 million for the three months ended September 30, 2024, as compared to $11.0 million for the three months ended September 30, 2023. Net interest income increased by $2.9 million, primarily due to an increase in interest income driven by higher yields on new and repriced loans, partially offset by an increase in interest expense due to larger average deposit balances at higher rates, as compared to the three months ended September 30, 2024. The provision for credit losses increased by $1.7 million, relating to loan growth and net charge-offs of $0.8 million in the three months ended September 30, 2024, as compared to the three months ended September 30, 2023. Non-interest income was unchanged from the three months ended September 30, 2023. Non-interest expense increased by $1.8 million, with an increase in salaries and employee benefits related to the Company’s expansion into the San Francisco Bay Area as the leading driver.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	September 30, 2024	June 30, 2024	$ Change	% Change
Selected operating data:
Net interest income	$30,386	$29,092	$1,294	4.45%
Provision for credit losses	2,750	2,000	750	37.50%
Non-interest income	1,381	1,573	(192)	(12.21)%
Non-interest expense	13,776	13,513	263	1.95%
Pre-tax income	15,241	15,152	89	0.59%
Provision for income taxes	4,300	4,370	(70)	(1.60)%
Net income	$10,941	$10,782	$159	1.47%
Earnings per common share:
Basic	$0.52	$0.51	$0.01	1.96%
Diluted	0.52	0.51	0.01	1.96%
Performance and other financial ratios:
ROAA	1.18%	1.23%
ROAE	11.31%	11.72%
Net interest margin	3.37%	3.39%
Cost of funds	2.72%	2.56%
Efficiency ratio	43.37%	44.07%

	Three months ended
(in thousands, except per share data)	September 30, 2024	September 30, 2023	$ Change	% Change
Selected operating data:
Net interest income	$30,386	$27,476	$2,910	10.59%
Provision for credit losses	2,750	1,050	1,700	161.90%
Non-interest income	1,381	1,384	(3)	(0.22)%
Non-interest expense	13,776	12,015	1,761	14.66%
Pre-tax income	15,241	15,795	(554)	(3.51)%
Provision for income taxes	4,300	4,750	(450)	(9.47)%
Net income	$10,941	$11,045	$(104)	(0.94)%
Earnings per common share:
Basic	$0.52	$0.64	$(0.12)	(18.75)%
Diluted	0.52	0.64	(0.12)	(18.75)%
Performance and other financial ratios:
ROAA	1.18%	1.30%
ROAE	11.31%	16.09%
Net interest margin	3.37%	3.31%
Cost of funds	2.72%	2.28%
Efficiency ratio	43.37%	41.63%
Balance Sheet Summary

(in thousands)	September 30, 2024	December 31, 2023	$ Change	% Change
Selected financial condition data:
Total assets	$3,887,004	$3,593,125	$293,879	8.18%
Cash and cash equivalents	250,852	321,576	(70,724)	(21.99)%
Total loans held for investment	3,460,565	3,081,719	378,846	12.29%
Total investments	106,958	111,160	(4,202)	(3.78)%
Total liabilities	3,497,074	3,307,351	189,723	5.74%
Total deposits	3,399,979	3,026,896	373,083	12.33%
Subordinated notes, net	73,859	73,749	110	0.15%
Total shareholders’ equity	389,930	285,774	104,156	36.45%
•Insured and collateralized deposits were approximately $2.2 billion, representing 63.90% of total deposits as of September 30, 2024. Net uninsured and uncollateralized deposits were approximately $1.2 billion as of September 30, 2024.
•Commercial and consumer deposit accounts constituted 73.14% of total deposits. Deposit relationships of at least $5 million represented 60.58% of total deposits and had an average age of approximately 8.89 years as of September 30, 2024.
•Cash and cash equivalents as of September 30, 2024 were $250.9 million, representing 7.38% of total deposits at September 30, 2024, as compared to 6.04% as of June 30, 2024.

•Total liquidity (consisting of cash and cash equivalents and unused and immediately available borrowing capacity as set forth below) was approximately $1.8 billion as of September 30, 2024.

	September 30, 2024
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings	Available
FHLB advances	$1,123,388	$567,500	$—	$555,888
Federal Reserve Discount Window	858,251	—	—	858,251
Correspondent bank lines of credit	175,000	—	—	175,000
Cash and cash equivalents	—	—	—	250,852
Total	$2,156,639	$567,500	$—	$1,839,991
The increase in total assets from December 31, 2023 to September 30, 2024 was primarily due to a $378.8 million increase in total loans held for investment, partially offset by a $70.7 million decrease in cash and cash equivalents. The $378.8 million increase in total loans held for investment between December 31, 2023 and September 30, 2024 was a result of $873.7 million in loan originations and advances, partially offset by $190.6 million and $304.2 million in loan payoffs and paydowns, respectively. The $378.8 million increase in total loans held for investment included $254.7 million in purchases of loans within the consumer concentration of the loan portfolio. The $70.7 million decrease in cash and cash equivalents primarily resulted from net cash outflows related to investing activities of $376.5 million, partially offset by net cash inflows related to financing and operating activities of $272.0 million and $33.8 million, respectively.
The increase in total liabilities from December 31, 2023 to September 30, 2024 was primarily due to an increase in interest-bearing deposits of $297.2 million, partially offset by a decrease in other borrowings of $170.0 million. The increase in interest-bearing deposits was largely due to increases in money market and time deposits of $264.1 million and $24.4 million, respectively.
The increase in total shareholders’ equity from December 31, 2023 to September 30, 2024 was primarily a result of $80.9 million of additional common stock outstanding and net income recognized of $32.4 million, partially offset by $12.0 million in cash distributions paid during the period.
Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	September 30, 2024	June 30, 2024	$ Change	% Change
Interest and fee income	$52,667	$48,998	$3,669	7.49%
Interest expense	22,281	19,906	2,375	11.93%
Net interest income	$30,386	$29,092	$1,294	4.45%
Net interest margin	3.37%	3.39%

	Three months ended
(in thousands)	September 30, 2024	September 30, 2023	$ Change	% Change
Interest and fee income	$52,667	$45,098	$7,569	16.78%
Interest expense	22,281	17,622	4,659	26.44%
Net interest income	$30,386	$27,476	$2,910	10.59%
Net interest margin	3.37%	3.31%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	September 30, 2024			June 30, 2024			September 30, 2023
(in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits in banks	$126,266	$1,657	5.22%	$148,936	$1,986	5.36%	$198,751	$2,584	5.16%
Investment securities	106,256	620	2.32%	105,819	650	2.47%	112,154	653	2.31%
Loans held for investment and sale	3,354,050	50,390	5.98%	3,197,921	46,362	5.83%	2,982,140	41,861	5.57%
Total interest-earning assets	3,586,572	52,667	5.84%	3,452,676	48,998	5.71%	3,293,045	45,098	5.43%
Interest receivable and other assets, net	91,965			84,554			77,757
Total assets	$3,678,537			$3,537,230			$3,370,802

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$302,188	$1,237	1.63%	$291,470	$1,104	1.52%	$296,230	$972	1.30%
Savings accounts	124,851	979	3.12%	120,080	856	2.87%	134,920	880	2.59%
Money market accounts	1,578,244	14,688	3.70%	1,547,814	13,388	3.48%	1,328,290	9,536	2.85%
Time accounts	326,640	4,172	5.08%	272,887	3,369	4.96%	399,514	4,998	4.96%
Subordinated notes and other borrowings	76,988	1,205	6.23%	75,747	1,189	6.31%	79,085	1,236	6.20%
Total interest-bearing liabilities	2,408,911	22,281	3.68%	2,307,998	19,906	3.47%	2,238,039	17,622	3.12%
Demand accounts	852,872			817,668			825,254
Interest payable and other liabilities	32,062			41,429			35,123
Shareholders’ equity	384,692			370,135			272,386
Total liabilities & shareholders’ equity	$3,678,537			$3,537,230			$3,370,802

Net interest spread			2.16%			2.24%			2.31%
Net interest income/margin		$30,386	3.37%		$29,092	3.39%		$27,476	3.31%

Net interest income during the three months ended September 30, 2024 increased $1.3 million, while net interest margin decreased two basis points compared to the three months ended June 30, 2024. Interest income increased by $3.7 million compared to the prior quarter, primarily due to higher yields on new and repriced loans. Average loan yields increased 15 basis points compared to the prior quarter and average balances increased 4.88% during the same period. The increase in interest income compared to the prior quarter was partially offset by a $2.4 million increase in interest expense, primarily due to larger average deposit balances at higher rates. Average cost of total deposits increased 16 basis points compared to the prior quarter and average balances increased 4.42% during the same period.
As compared to the three months ended September 30, 2023, net interest income increased $2.9 million and net interest margin increased six basis points. Interest income increased by $7.6 million compared to the same quarter of the prior year, primarily due to higher yields on new and repriced loans. Average loan yields increased 41 basis points compared to the same quarter of the prior year and average balances increased 12.47% during the same period. The increase in interest income was partially offset by an additional $4.7 million in interest expense compared to the same quarter of the prior year. Average cost of total deposits increased 45 basis points compared to the same quarter of the prior year and average balances increased 6.72% during the same period.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of September 30, 2024:

(in thousands)
Real estate:
Commercial	$2,812,600
Commercial land and development	4,709
Commercial construction	92,841
Residential construction	3,452
Residential	33,415
Farmland	47,907
Commercial:
Secured	171,855
Unsecured	25,011
Consumer and other	270,760
Net deferred loan fees	(1,985)
Total loans held for investment	$3,460,565
Interest-bearing Deposits
The following table provides interest-bearing deposit balances by type as of September 30, 2024:

(in thousands)
Interest-bearing transaction accounts	$324,028
Money market accounts	1,546,443
Savings accounts	131,561
Time accounts	491,008
Total interest-bearing deposits	$2,493,040

Asset Quality
Allowance for Credit Losses
At September 30, 2024, the Company’s allowance for credit losses was $37.6 million, as compared to $34.4 million at December 31, 2023. The $3.2 million increase in the allowance is due to a $6.0 million provision for credit losses recorded during the nine months ended September 30, 2024, partially offset by net charge-offs of $2.8 million, mainly attributable to commercial and industrial loans, during the same period.
The Company’s ratio of nonperforming loans to loans held for investment decreased from 0.06% at December 31, 2023 to 0.05% at September 30, 2024. Loans designated as watch increased from $39.6 million to $90.9 million between December 31, 2023 and September 30, 2024. Loans designated as substandard decreased from $2.0 million to $1.9 million between December 31, 2023 and September 30, 2024. There were no loans with doubtful risk grades at September 30, 2024 or December 31, 2023.
A summary of the allowance for credit losses by loan class is as follows:

	September 30, 2024		December 31, 2023
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$26,217	69.74%	$29,015	84.27%
Commercial land and development	89	0.24%	178	0.52%
Commercial construction	1,756	4.67%	718	2.08%
Residential construction	47	0.13%	89	0.26%
Residential	284	0.76%	151	0.44%
Farmland	581	1.55%	399	1.16%
	28,974	77.09%	30,550	88.73%
Commercial:
Secured	6,049	16.10%	3,314	9.62%
Unsecured	251	0.67%	189	0.55%
	6,300	16.77%	3,503	10.17%
Consumer and other	2,309	6.14%	378	1.10%
Total allowance for credit losses	$37,583	100.00%	$34,431	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.09% at September 30, 2024, as compared to 1.12% at December 31, 2023.
Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	September 30, 2024	June 30, 2024	$ Change	% Change
Service charges on deposit accounts	$165	$189	$(24)	(12.70)%
Gain on sale of loans	306	449	(143)	(31.85)%
Loan-related fees	406	370	36	9.73%
FHLB stock dividends	327	329	(2)	(0.61)%
Earnings on bank-owned life insurance	162	158	4	2.53%
Other income	15	78	(63)	(80.77)%
Total non-interest income	$1,381	$1,573	$(192)	(12.21)%
Gain on sale of loans. The decrease resulted from a decline in the volume of loans sold, partially offset by an increase in the effective yield of loans sold. During the three months ended September 30, 2024, approximately $4.4 million of loans were sold with an effective yield of 7.03%, as compared to approximately $6.8 million of loans sold with an effective yield of 6.60% during the three months ended June 30, 2024.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	September 30, 2024	September 30, 2023	$ Change	% Change
Service charges on deposit accounts	$165	$158	$7	4.43%
Gain on sale of loans	306	396	(90)	(22.73)%
Loan-related fees	406	355	51	14.37%
FHLB stock dividends	327	274	53	19.34%
Earnings on bank-owned life insurance	162	127	35	27.56%
Other income	15	74	(59)	(79.73)%
Total non-interest income	$1,381	$1,384	$(3)	(0.22)%
Gain on sale of loans. The decrease related primarily to an overall decline in the volume of loans sold, partially offset by an improvement in the effective yield of loans sold. During the three months ended September 30, 2024, approximately $4.4 million of loans were sold with an effective yield of 7.03%, as compared to approximately $7.0 million of loans sold with an effective yield of 5.63% during the three months ended September 30, 2023.
Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	September 30, 2024	June 30, 2024	$ Change	% Change
Salaries and employee benefits	$7,969	$7,803	$166	2.13%
Occupancy and equipment	626	646	(20)	(3.10)%
Data processing and software	1,327	1,235	92	7.45%
Federal Deposit Insurance Corporation (“FDIC”) insurance	405	390	15	3.85%
Professional services	830	767	63	8.21%
Advertising and promotional	584	615	(31)	(5.04)%
Loan-related expenses	292	297	(5)	(1.68)%
Other operating expenses	1,743	1,760	(17)	(0.97)%
Total non-interest expense	$13,776	$13,513	$263	1.95%
Salaries and employee benefits. The increase related primarily to: (i) a $0.4 million decrease in loan origination costs due to fewer loan originations, net of purchased consumer loans; and (ii) a $0.2 million increase in salaries, benefits, and bonus expense related to a 4.28% increase in headcount during the quarter. These increases were partially offset by a $0.4 million decrease in commissions expense due to fewer loan originations, net of purchased consumer loans, period-over-period.

The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	September 30, 2024	September 30, 2023	$ Change	% Change
Salaries and employee benefits	$7,969	$6,876	$1,093	15.90%
Occupancy and equipment	626	561	65	11.59%
Data processing and software	1,327	1,020	307	30.10%
FDIC insurance	405	375	30	8.00%
Professional services	830	700	130	18.57%
Advertising and promotional	584	535	49	9.16%
Loan-related expenses	292	345	(53)	(15.36)%
Other operating expenses	1,743	1,603	140	8.73%
Total non-interest expense	$13,776	$12,015	$1,761	14.66%
Salaries and employee benefits. The increase related primarily to: (i) a $1.0 million increase in salaries, benefits, and bonus expense, mainly for employees hired since September 2023 to support expansion into the San Francisco Bay Area; and (ii) a $0.2 million increase in commissions paid, primarily to new employees in the San Francisco Bay Area. This was partially offset by a $0.1 million increase in loan origination costs due to a higher number of loan originations, net of purchased consumer loans, period-over-period.
Data processing and software. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
Professional services. The increase was primarily due to a $0.1 million increase in fees for 2024 audits and examinations.
Other operating expenses. The increase was primarily due to $0.1 million in operational losses on deposit accounts.
Provision for Income Taxes
Three months ended September 30, 2024, as compared to three months ended June 30, 2024
Provision for income taxes decreased slightly to $4.3 million for the three months ended September 30, 2024 from $4.4 million for the three months ended June 30, 2024, primarily driven by a slight decline in the effective tax rate. The effective tax rates were 28.21% and 28.84% for the three months ended September 30, 2024 and June 30, 2024, respectively.
Three months ended September 30, 2024, as compared to three months ended September 30, 2023
Provision for income taxes decreased by $0.5 million, or 9.47%, for the three months ended September 30, 2024 compared to the three months ended September 30, 2023. This decline was primarily driven by an overall decrease in pre-tax income combined with a $0.2 million adjustment to the provision during the three months ended September 30, 2023 to true-up the year-to-date effective tax rate which did not occur during the three months ended September 30, 2024. The effective tax rates for the three months ended September 30, 2024 and September 30, 2023, were 28.21% and 30.07% respectively.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Tuesday, October 29, 2024 at 1:00 pm ET (10:00 am PT) to discuss its third quarter financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has eight branches in Northern California.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2024 and June 30, 2024, in each case under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	September 30, 2024	June 30, 2024	September 30, 2023
Revenue and Expense Data
Interest and fee income	$52,667	$48,998	$45,098
Interest expense	22,281	19,906	17,622
Net interest income	30,386	29,092	27,476
Provision for credit losses	2,750	2,000	1,050
Net interest income after provision	27,636	27,092	26,426
Non-interest income:
Service charges on deposit accounts	165	189	158
Gain on sale of loans	306	449	396
Loan-related fees	406	370	355
FHLB stock dividends	327	329	274
Earnings on bank-owned life insurance	162	158	127
Other income	15	78	74
Total non-interest income	1,381	1,573	1,384
Non-interest expense:
Salaries and employee benefits	7,969	7,803	6,876
Occupancy and equipment	626	646	561
Data processing and software	1,327	1,235	1,020
FDIC insurance	405	390	375
Professional services	830	767	700
Advertising and promotional	584	615	535
Loan-related expenses	292	297	345
Other operating expenses	1,743	1,760	1,603
Total non-interest expense	13,776	13,513	12,015
Income before provision for income taxes	15,241	15,152	15,795
Provision for income taxes	4,300	4,370	4,750
Net income	$10,941	$10,782	$11,045

Comprehensive Income
Net income	$10,941	$10,782	$11,045
Net unrealized holding gain (loss) on securities available-for-sale during the period	3,549	295	(4,195)
Less: Income tax expense (benefit) related to other comprehensive income (loss)	1,049	87	(1,240)
Other comprehensive income (loss)	2,500	208	(2,955)
Total comprehensive income	$13,441	$10,990	$8,090

	Three months ended
(in thousands, except per share and share data)	September 30, 2024	June 30, 2024	September 30, 2023
Share and Per Share Data
Earnings per common share:
Basic	$0.52	$0.51	$0.64
Diluted	0.52	0.51	0.64
Book value per share	18.29	17.85	15.88
Tangible book value per share(1)	18.29	17.85	15.88
Weighted average basic common shares outstanding	21,182,143	21,039,798	17,175,034
Weighted average diluted common shares outstanding	21,232,758	21,058,085	17,194,825
Shares outstanding at end of period	21,319,583	21,319,583	17,257,357

Credit Quality
Allowance for credit losses to period end nonperforming loans	2,041.44%	1,882.30%	1,699.35%
Nonperforming loans to loans held for investment	0.05%	0.06%	0.07%
Nonperforming assets to total assets	0.05%	0.05%	0.06%
Nonperforming loans plus performing loan modifications to loans held for investment	0.05%	0.06%	0.07%

Selected Financial Ratios
ROAA	1.18%	1.23%	1.30%
ROAE	11.31%	11.72%	16.09%
Net interest margin	3.37%	3.39%	3.31%
Loan to deposit	101.87%	103.87%	99.57%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

(in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Balance Sheet Data
Cash and due from financial institutions	$44,531	$28,572	$26,744
Interest-bearing deposits in banks	206,321	161,787	296,804
Time deposits in banks	4,118	4,097	6,971
Securities - available-for-sale, at fair value	104,238	103,204	104,086
Securities - held-to-maturity, at amortized cost	2,720	2,973	3,104
Loans held for sale	2,910	5,322	9,326
Loans held for investment	3,460,565	3,266,291	3,009,930
Allowance for credit losses	(37,583)	(35,406)	(34,028)
Loans held for investment, net of allowance for credit losses	3,422,982	3,230,885	2,975,902
FHLB stock	15,000	15,000	15,000
Operating leases, right-of-use asset	6,590	6,630	4,799
Premises and equipment, net	1,657	1,610	1,564
Bank-owned life insurance	19,192	19,030	17,023
Interest receivable and other assets	56,745	55,107	43,717
Total assets	$3,887,004	$3,634,217	$3,505,040

Non-interest-bearing deposits	$906,939	$825,733	$833,434
Interest-bearing deposits	2,493,040	2,323,898	2,198,776
Total deposits	3,399,979	3,149,631	3,032,210
Subordinated notes, net	73,859	73,822	73,713
Other borrowings	—	—	90,000
Operating lease liability	7,101	7,077	5,043
Interest payable and other liabilities	16,135	23,217	30,050
Total liabilities	3,497,074	3,253,747	3,231,016

Common stock	302,251	301,968	220,266
Retained earnings	97,411	90,734	69,689
Accumulated other comprehensive loss, net of taxes	(9,732)	(12,232)	(15,931)
Total shareholders’ equity	389,930	380,470	274,024
Total liabilities and shareholders’ equity	$3,887,004	$3,634,217	$3,505,040

Quarterly Average Balance Data
Average loans held for investment and sale	$3,354,050	$3,197,921	$2,982,140
Average interest-earning assets	3,586,572	3,452,676	3,293,045
Average total assets	3,678,537	3,537,230	3,370,802
Average deposits	3,184,795	3,049,919	2,984,208
Average total equity	384,692	370,135	272,386

Capital Ratios
Total shareholders’ equity to total assets	10.03%	10.47%	7.82%
Tangible shareholders’ equity to tangible assets(1)	10.03%	10.47%	7.82%
Total capital (to risk-weighted assets)	13.94%	14.38%	12.37%
Tier 1 capital (to risk-weighted assets)	10.93%	11.27%	9.07%
Common equity Tier 1 capital (to risk-weighted assets)	10.93%	11.27%	9.07%
Tier 1 leverage ratio	10.83%	11.05%	8.58%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income.
The following reconciliation table provides a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Pre-tax, pre-provision income
Pre-tax income	$15,241	$15,152	$15,795
Add: provision for credit losses	2,750	2,000	1,050
Pre-tax, pre-provision income	$17,991	$17,152	$16,845
Investor Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Media Contact:
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com